Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BioMed Realty Trust, Inc.

and

The Board of Directors of the General Partner

BioMed Realty, L.P.:

We consent to the use of (i) our report dated February 9, 2012, except as to notes 6, 7, 13, and 14 (Concentration of Credit Risk), which are as of August 24, 2012, with respect to the consolidated balance sheets of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the accompanying financial statement schedule III, (ii) our report dated February 9, 2012, with respect to the effectiveness of internal control over financial reporting of BioMed Realty Trust, Inc. as of December 31, 2011, and (iii) our report dated February 9, 2012, except as to notes 6, 7, 13, and 14 (Concentration of Credit Risk), which are as of August 24, 2012, with respect to the consolidated balance sheets of BioMed Realty, L.P. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2011, and the accompanying financial statement schedule III, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
San Diego, California
August 30, 2012